Enhancing Shareholder Value
Through a Reverse Stock Split

January 30, 2007

Presented By:
Arthur L. Loomis, II
President
Northeast Capital & Advisory, Inc.
[illegible] aloomis@ne-capital.com

Discussion Agenda

- Background of Northway's Stock Performance
- Overview of Stock Splits
- Evaluation of Stock Splits
- Conclusions/ Recommendations

Trading – Last Twelve Months


Northway
$40
$39
$38
$37
$36
$35
$34
$33
$32
Volume
Price

NWFI stock suffers from low trading volume.

NWFI trading below $34.50 over the last 6 months.

	Shares Traded	Weighted Average Price	Earliest Trade	Low	High
Last 5 trades	3,400	33.09	01/10/07	32.81	[illegible]
Last 10 trades	8,800	33.53	12/27/06	32.81	34.50
Last 20 trades	23,700	33.39	11/29/06	32.73	34.50
Last 6 months	60,300	33.38	07/21/06	32.73	34.50
Last 9 months	92,200	34.02	04/25/06	32.73	36.32
Last 12 months	131,400	35.15	01/18/06	32.73	[illegible]

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Capital & Advisory, Inc.
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Trading History – Last Twelve Months

Northway's Trading History - Last Twelve Months

		Last 3 Months		Last 6 Months		Last 9 Months		Last 12 Months	
Price Range		Shares	% Total Shares	Shares	% Total Shares	Shares	% Total Shares	Shares	% Total Shares
$32.51	$33.00	4,900	16.07%	16,700	27.38%	16,700	18.00%	16,700	12.71%
$33.01	$33.50	15,300	30.16%	19,700	32.30%	19,700	21.23%	19,700	14.99%
$33.51	$34.00	8,900	29.18%	22,900	37.54%	22,900	24.68%	22,900	17.43%
$34.01	$34.50	1,400	4.59%	1,700	2.79%	1,700	1.83%	2,400	1.83%
$34.51	$35.00	0	0.00%	0	0.00%	1,000	1.08%	6,600	5.02%
$35.01	$35.50	0	0.00%	0	0.00%	3,400	3.59%	5,800	4.41%
$35.51	$36.00	0	0.00%	0	0.00%	1,700	1.83%	7,100	5.40%
$36.01	$36.50	0	0.00%	0	0.00%	2,500	2.69%	2,500	1.90%
$36.51	$37.00	0	0.00%	0	0.00%	1,300	1.40%	16,100	12.25%
$37.01	$37.50	0	0.00%	0	0.00%	18,900	20.37%	23,400	17.81%
$37.51	$38.00	0	0.00%	0	0.00%	1,200	1.29%	4,600	3.50%
$38.01	$38.50	0	0.00%	0	0.00%	2,500	2.69%	3,100	2.36%
$38.51	$39.00	0	0.00%	0	0.00%	300	0.32%	500	0.38%
	TOTALS	30,500	100.00%	61,000	100.00%	92,800	100.00%	131,400	100.00%
Weighted Avg.		$33.35		$33.39		$34.64		$35.15	
Days Traded		28		62		89		121	
Days Not Traded		34		65		103		130	
Avg. Daily Volume		492		480		483		517	

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Capital Advisors, Inc.
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Trading History – Last Three Years


Northway
$1,200
$1,000
$800
$600
$400
$200
$0
Oct-04
15,000
10,000
2,500
0

* Net income shown on day of earnings announcement. Data in thousands.

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Peer Comparison*

Company Name	Assets ($000s)	Core ROAA	Total Return 1 Year	Total Return 3 Year	Weekly Volume/ Shares Out (%) 1 Year	Weekly Volume/ Shares Out (%) 3 Year	Price to Core EPS (X)	Price to Tangible Book Value
25th Percentile	559,575	0.43	-0.27	-10.22	0.22	0.28	14.93	153.0
Median	674,865	0.65	4.17	-0.78	0.28	0.36	16.41	161.5
75th Percentile	810,917	0.94	14.22	13.49	0.38	0.48	20.61	182.5
Northway Financial, Inc.	629,322	0.48	-3.51	1.46	0.20	0.20	16.08	125.0

** Peer group comprised of 18 banks & thrift holding companies in New England with assets between $400 million and $1 billion. Also, peers have been publicly traded for at least 3 years.*

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Capital & Advisory, Inc.
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Stock Splits

- Typically used when a company's share price is considered to be too high or is beyond the price levels of similar companies.
- When a company declares a stock split,
  - the number of shares will increase and
  - the price of each share will decline proportionately.
- While the value remains unchanged, stock splits make shares more affordable to small investors and provides greater liquidity in the market.


Stock Split Reduces Stock Price
Makes Shares More Affordable for Small Investors
Increases Demand for Stock
Increases Share Price

- Based on empirical data*, a company's share price will increase by approximately 7.83% 60 days after performing stock split.

** Based on 26 publicly traded banks & thrifts in New England, each of which executed at least one stock split since 1990.*

Reverse Stock Splits

- Typically used when a company's share price is considered to be too low to attract investors or to avoid delisting.
- Also used to cause small stockholders to be "cashed out" so they no longer own the company's shares.
- When a company declares a reverse stock split,
  - the number of shares will decrease and
  - the price of each share will increase proportionately.

Reverse Stock Split

Effect a reverse stock split immediately followed by a forward stock split.

Goal: To improve liquidity and eliminate small holders

Advantages

- Reduces expenses related to administering small stockholder accounts.
- Provides a valuable use for excess capital.
- Small holders can liquidate their shares without paying brokerage commissions or other transaction fees.

Disadvantages

- Up to 525 small holders[1], who are mostly loyal, local investors, will no longer hold a financial interest in Northway.

1 – Based on a 1 for 125 stock split.

Executing the Stock Splits

- Effect a 1 for [x] reverse stock split.
  - Each holder of less than [x] shares immediately before the reverse stock split will receive [y] in cash, without interest, for each share held immediately before the reverse stock split and will no longer be a stockholder of Northway and
  - Each holder of [x] or more shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split.
- Immediately after the reverse stock split is complete, initiate a [1.65x] for 1 forward stock split.
  - Continuing holders will hold a greater number of shares than they did before the stock splits (1.65 times their original number of shares) and their ownership percentage will increase slightly.

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Capital & Advisory, Inc.
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Potential Impact of a Reverse Stock Split

	50	100	125	150	200	250
Reverse Split (Estimates)						
Shares Repurchased[1]	[illegible]	[illegible]	[illegible]	36,496	[illegible]	[illegible]
Shareholders Eliminated[2]	277	436	[illegible]	578	649	72[illegible]
OBO Shares Repurchased	3,592	[illegible]	[illegible]	16,[illegible]	[illegible]	29,[illegible]
Cash Outlay for Reverse Split[3]	448,147	[illegible],173,473	[illegible]	3,071,736	2,767,138	[illegible]
Result						
Registered Shareholders Remaining[4]	717	566	[illegible]	452	392	[illegible]

1 - Includes shares repurchased by registered shareholders (shareholders that do not hold shares in street name) and NOBOs.

2 - Excludes OBOs, but includes registered shareholders and NOBOs.

3 - Assumes shares are repurchased at a 33.33% premium, based on the [illegible] closing price of [illegible].

4 - Registered shareholders do not hold shares in street name.

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Capital & Advisory, Inc.
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Financial Impact[1]

One-Time Cost Estimates

Legal Fees	$ 62,500
Filing Fees	$ 400
Financial Advisory Fees	$ 35,000
Transfer Agent Fees[2]	$ 20,000
Proxy Solicitation Fees	$ 12,100
Total	**$ 130,000**

Annual Net Cost Savings

Printing and Mailing Costs	$ 15,000
Total Savings	**$ 15,000**

Return on Investment[3] = 15.4%

1 – Based on a 1 for 125 stock split.
2 – Depends on how the split is structured.
3 – Based on a growth rate of 3.5%.

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Capital & Advisory, Inc.
EAST

Impact on Shareholder Value

- Increase in Share Price
  - Based on empirical data, a company's share price will increase by approximately 7.83% 60 days after performing stock split.

$33.00 (as of 1/19/07) → **$35.58**

- Increase in Earnings Per Share

Impact on Earnings			Nine Months Ended 9/30/06 (Annualized)		Reverse Split (1 for 125)
Printing and Mailing Costs	$	15,000	$2.40 per share	→	$2.42 per share
Cost of Cash[1]	$	(83,136)	ROE = 6.8%		ROE = 7.0%
Total Impact on Earnings (Pre-Tax)	**$**	**(68,136)**			

1 – Based on a 1 for 125 stock split, marginal tax rate of 35%, and cost of cash of 4.70%.

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Capital & Advisory, Inc.
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Legal Perspective

[Bill Mayer will comment here.]

Other Considerations

- Reaction of Local Community
  - How will the community react to the transaction?
  - Are many small shareholders customers?
    - Of the top 50 shareholders, 29 have deposits totaling $6.0 million and 1 has a loan with a balance of $115,000.
    - Of the bottom 100 shareholders, 44 have deposits totaling $2.1 million and 8 have loans with a combined balance of $432,000.
  - It provides an opportunity to get shareholders to do more business with the bank.

Our Recommendation

- We recommend this option, at a minimum, be pursued.
  - Impact on price immediately following the splits
  - Increase in earnings per share (from $2.40 to $2.42)

Possible Strategy: Going Private

Effect a reverse stock split immediately followed by a forward stock split, such that the amount of registered holders of NWFI shares are below 300. This will enable NWFI to deregister from the SEC.

Goal: To eliminate small holders, boost stock price by 7.83% and EPS by 8.75% and to reduce substantial Sarbanes-Oxley costs by going private.

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Capital & Advisory, Inc.
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Advantages to Going Private

- Decreases legal and accounting expenses as well as certain shareholder-related costs.
- Eliminates management time and resources devoted to SEC compliance and reporting.
- Eliminates requirement to comply with Sarbanes-Oxley.
- Increases privacy.
- Allows management to take a longer term perspective.
- Reduces expenses related to administering small stockholder accounts.
- Small holders can liquidate their shares without paying brokerage commissions or other transaction fees.

Disadvantages to Going Private

- Limits access to capital and acquisition opportunities.
- Reduces stock liquidity.
- May reduce the visibility of the company.
- Stock based compensation is less attractive to employees.
- Possible negative reactions by shareholders, particularly large, non-local shareholders.
- May invite a hostile or competing offer from another bank.
- Small holders, who are mostly loyal, local investors, will no longer hold a financial interest in Northway. May require additional MCIF analysis.

Potential Impact of a Going Private Reverse Stock Split

	300	350	400	450	500	550
Reverse Split (Estimates)						
Shares Repurchased[1]	75,288	95,515	106,510	120,218	128,846	146,949
Shareholders Eliminated[2]	762	826	856	888	906	941
CBO Shares Repurchased	34,330	43,578	48,575	54,834	58,758	67,025
Cash Outlay for Reverse Split[3]	4,275,102	5,424,627	6,048,315	6,827,028	7,316,556	8,344,985
Result						
Registered Shareholders Remaining[4]	300	254	230	201	185	162

1 - Includes shares repurchased by registered shareholders (shareholders that do not hold shares in street name) and NOBOs.

2 - Excludes OBOs but includes registered shareholders and NOBOs.

3 - Assumes shares are repurchased at an 18.18% premium, based on the 1/29/97 closing price of $33.69.

4 - Registered shareholders do not hold shares in street name.

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Capital & Advisors, Inc.
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Going Private: Financial Impact[1]

One-Time Cost Estimates

Legal Fees	$ 62,500
Filing Fees	$ 400
Financial Advisory Fees	$ 35,000
Transfer Agent Fees[2]	$ 35,000
Proxy Solicitation Fees	$ 12,100
Total	**$ 145,000**

Return on Investment = 253.8%[3]

Annual Cost Savings

Historical Costs:	
Legal Fees	$ 62,500
Accounting Firm Fees	$ 10,000
Printing, Mailing, & Filing Costs	$ 15,000
Personnel Costs	$ 120,000
EDGAR Filing Fees	$ 2,200
Transfer Agent Fees	$ 11,000
NASDAQ Dues	$ 30,000
Projected Annual Cost Savings	**$ 250,700**
Additional Expected Annual Costs:	
Full SOX Implementation	$ 100,000
Total Estimated Cost Savings	**$ 350,700**

1 – Based on a 1 for 350 stock split.
2 – Depends on how the split is structured.
3 – Based on a growth rate of 3.5%.

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Capital & Advisory, Inc.
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Impact on Shareholder Value

- Increase in Share Price
  - Based on empirical data, a company's share price will increase by approximately 7.83% 60 days after performing stock split.

$33.00 *(as of 1/19/07)*	⇨	$35.58

- Increase in Earnings Per Share

Impact on Earnings		Nine Months Ended 9/30/06 (Annualized)		Reverse Split (1 for 350)
Total Estimated Cost Savings[1]	$ 350,700	$2.40 per share	⇨	$2.61 per share
Cost of Cash[1]	$ (261,722)	ROE = 6.8%		ROE = 7.3%
Total Impact on Earnings (Pre-Tax)	$ 88,928			

1 – Based on a 1 for 350 stock split, marginal tax rate of 35%, and cost of cash of 4.70%.

Going Private: Legal Perspective

[Bill Mayer will comment here.]

Going Private: Other Considerations

- Reaction of Local Community
  - How will the community react to the transaction?
  - Are many small shareholders customers?
- Reaction of Institutional Investors
  - Will/ can they continue to hold shares?

Recommendation

- Implement a 1 for 125 reverse stock split
  - Increase liquidity
  - Eliminates small shareholders
  - Improves price per share by 7.83% and EPS by nearly 1%
  - Return on Investment = 15.4%

Recommendation *(Continued)*

- Continue to consider going private
  - Only reason on NASDAQ = Jody Cranmore
  - Long-term outlook of management
    - Not quarter to quarter
    - Branch purchases
  - No real benefit from NASDAQ
  - Significant Financial Benefit
    - Anticipated Annual Cost Savings of $350,700
    - Return on Investment of 253.8%
    - Increase in EPS of 8.75%

Time & Responsibility Schedule

Event	Time/ Date	Responsibility
Board Meeting	January 30, 2007	Board, Management, Northeast Capital, Counsel
Proxy for this year drafted with language for 1 for 125 reverse split	Mid-February	Management, Northeast Capital, Counsel
Proxy Solicitation	April 8, 2007	Board, Management, Counsel
Annual Meeting	May 29, 2007	Board and Management
Effect the Stock Splits	30 - 90 days	Board, Management, Northeast Capital, Counsel
Additional		
Consider Increasing the 3rd Quarter Dividend	3rd Quarter 2007	Board, Management, Northeast Capital

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Capital & Advisory, Inc.
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Enhancing Shareholder Value

Through a Reverse Stock Split

January 30, 2007

Prepared By

Arthur L. Loomis, II

President

[illegible] Capital & Advisory, Inc.

(5[illegible]) 426-[illegible] [illegible]